UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

September 12, 2005 (September 12, 2005)
Date of Report (Date of earliest event reported)

VINEYARD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

California	000-20862	33-0309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9590 Foothill Boulevard, Rancho Cucamonga, California	91730
(Address of principal executive offices)	(Zip Code)

(909) 987-0177
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Appointment of Principal Officer

On September 12, 2005, the Company announced the appointment of Elizabeth Reno to the position of Executive Vice President and Chief Banking Officer.

Ms. Reno joins the Company from KPMG LLP, where she served as Director from 2004 to 2005 and as Business Development Manager from 2001 to 2004.   While at KPMG LLP, Ms. Reno was responsible for all sales and marketing in the greater Los Angeles area.  From 1999 to 2001, Ms. Reno served as President of The Reno Company.  With 25 years of experience in the financial services industry, Ms. Reno has held various positions at Fleet Capital, Sumitomo Bank of California, Bank of America and Security Pacific Bank.  Ms. Reno is 44 years old.

Ms. Reno's employment with the Company commenced on August 1, 2005.  As Executive Vice President and Chief Banking Officer of the Company, Ms. Reno will receive a base salary of $200,000 per annum, and upon employment, she received 10,000 shares of the Company's restricted stock, which cliff vest after four years of employment.  Ms. Reno has a two year change of control agreement with the Company, and is eligible for incentive and bonus plans at the discretion of the Company's Board of Directors.

There are no family relationships between Ms. Reno and directors or executive officers of the Company, and Ms. Reno has not had any material interest in any transactions of the Company.

A copy of the press release announcing Ms. Reno's appointment is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(a)    Not applicable
(b)    Not applicable.
(c)    The following exhibit is included with this Report:

     Exhibit 99.1   Press release dated September 12, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINEYARD NATIONAL BANCORP

Date: September 12, 2005	By:	/s/ Gordon Fong
Gordon Fong
Executive Vice President and Chief Financial Officer